EXHIBIT 99.1

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS OF eLOYALTY CORPORATION

Page

Financial Statements:
Report of Independent Accountants	2
Consolidated Balance Sheets — December 29, 2001 and December 30, 2000	3
Consolidated Statements of Operations — for each of the three years in the period ended December 29, 2001	4
Consolidated Statements of Cash Flows — for each of the three years in the period ended December 29, 2001	5
Consolidated Statements of Changes in Stockholders’ Equity (Accumulated Deficit) and Comprehensive Income (Loss) — for each of the three years in the period ended December 29, 2001	6
Notes to Consolidated Financial Statements	7
Financial Statement Schedule:
Schedule II — Valuation and Qualifying Accounts — for each of the three years in the period ended December 29, 2001	27

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of eLoyalty Corporation:

      In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows, and of changes in stockholders’ equity (accumulated deficit) and comprehensive income (loss) present fairly, in all material respects, the financial position of eLoyalty Corporation and its subsidiaries (the “Company”) at December 29, 2001 and December 30, 2000, and the results of their operations and their cash flows for the years ended December 29, 2001, December 30, 2000, and December 31, 1999 in conformity with accounting principles generally accepted in the United States of America. In addition, the accompanying financial statement schedule for the years ended December 29, 2001, December 30, 2000 and December 31, 1999 presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. These financial statements and financial statement schedule are the responsibility of the Company’s management; our responsibility is to express an opinion on these financial statements and financial statement schedule based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

PricewaterhouseCoopers LLP

Chicago, Illinois

January 31, 2002, except for Note 18, as to which the date is February 28, 2002

eLOYALTY CORPORATION

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	December 29,	December 30,
	2001	2000

ASSETS:
Current Assets:
Cash and cash equivalents	$42,653	$41,138
Restricted cash	9,448	—
Marketable securities	—	9,902
Receivables, net	22,934	75,886
Deferred income taxes	2,451	16,301
Prepaid expenses	1,190	2,935
Refundable income taxes	6,597	4,619
Other current assets	2,300	2,915

Total current assets	87,573	153,696
Equipment and leasehold improvements, net	17,889	18,784
Goodwill, net	2,135	6,990
Deferred income taxes	20,059	2,664
Long-term receivables and other	358	2,484

Total assets	$128,014	$184,618

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current Liabilities:
Short-term debt	$8,600	$—
Accounts payable	2,154	6,880
Accrued compensation and related costs	8,274	19,964
Deferred compensation	—	9,897
Other current liabilities	8,750	7,021

Total current liabilities	27,778	43,762

Long-term liabilities	3,390	—
Commitments and contingencies	—	—
Redeemable Series B convertible preferred stock, $0.01 par value; 5,000,000 shares authorized and designated; 4,562,372 shares issued and outstanding with a liquidation preference of $23,318 at December 29, 2001	19,499	—
Stockholders’ Equity:
Preferred stock, $0.01 par value; 35,000,000 and 10,000,000 shares authorized, respectively; none issued and outstanding	—	—
Common stock, $0.01 par value; 50,000,000 and 100,000,000 shares authorized, respectively; 5,629,218 and 49,925,702 shares issued and outstanding, respectively	56	499
Additional paid-in capital	150,071	144,860
(Accumulated deficit) retained earnings	(61,490)	2,171
Other	(11,290)	(6,674)

Total stockholders’ equity	77,347	140,856

Total liabilities and stockholders’ equity	$128,014	$184,618

The accompanying Notes to Consolidated Financial Statements are an integral part of this financial information.

eLOYALTY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	For the Years Ended December

	2001	2000	1999

Revenues	$146,729	$236,498	$163,180
Operating Expenses:
Cost of services	113,282	150,691	103,306
Selling, general and administrative	58,832	73,411	39,377
Severance and related costs	33,444	—	—
Research and development	5,091	8,821	5,494
Depreciation expense	5,683	2,372	1,502
Goodwill amortization	4,808	4,972	4,996

Total operating expenses	221,140	240,267	154,675

Operating (loss) income	(74,411)	(3,769)	8,505
Other income (expense)	1,654	2,921	(408)

(Loss) income before income taxes	(72,757)	(848)	8,097
Income tax (benefit) provision	(9,096)	(424)	4,039

Net (loss) income	$(63,661)	$(424)	$4,058
Dividends and accretion related to Series B preferred Stock	(3,576)	—	—

Net (loss) income available to common stockholders	$(67,237)	$(424)	$4,058

Basic net (loss) income per common share	$(13.42)	$(0.09)	$0.98

Diluted net (loss) income per common share	$(13.42)	$(0.09)	$0.92

Shares used to calculate basic net (loss) income per share	5,011	4,823	4,140

Shares used to calculate diluted net (loss) income per share	5,011	4,823	4,420

Noncash compensation included in individual line items above:
Cost of services	$841	$789	$319
Selling, general and administrative	2,294	1,337	251
Research and development	54	81	69

Total noncash compensation	$3,189	$2,207	$639

The accompanying Notes to Consolidated Financial Statements are an integral part of this financial information.

eLOYALTY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	For the Years Ended December

	2001	2000	1999

Cash Flows from Operating Activities:
Net (loss) income	$(63,661)	$(424)	$4,058
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation, goodwill amortization and noncash compensation	13,680	9,551	7,137
Provision for uncollectible amounts	4,512	4,064	2,059
Severance and related costs, net of cash	14,436	—	—
Deferred income taxes	(3,545)	(7,950)	(5,763)
Other	—	—	463
Changes in assets and liabilities:
Receivables	47,672	(36,932)	(21,496)
Sales (purchases) of trading securities related to deferred compensation program	9,902	(2,727)	(2,689)
Other current assets	(4,273)	(8,407)	(1,820)
Accounts payable	(4,688)	6,281	(313)
Accrued compensation and related costs	(13,318)	8,565	4,517
Deferred compensation	(9,897)	2,722	2,689
Other current liabilities	(1,621)	3,521	653
Other assets	2,125	(613)	(536)

Net cash used in operating activities	(8,676)	(22,349)	(11,041)

Cash Flows from Investing Activities:
Capital expenditures	(8,542)	(18,633)	(2,175)

Net cash used in investing activities	(8,542)	(18,633)	(2,175)

Cash Flows from Financing Activities:
Proceeds from issuance of redeemable Series B convertible preferred stock, net	19,988	—	—
Proceeds from revolving credit agreement	17,600	—	—
Repayments on revolving credit agreement	(9,000)	—	—
Required deposit on revolving credit agreement	(9,448)	—	—
Proceeds from stock compensation plans	1,130	8,552	—
Proceeds from issuance of common stock	—	34,914	—
Capital contribution from Technology Solutions Company	—	20,000	—
Net advances from Technology Solutions Company	—	4,802	21,929

Net cash provided by financing activities	20,270	68,268	21,929

Effect of exchange rate changes on cash and cash equivalents	(1,537)	390	338

Increase in cash and cash equivalents	1,515	27,676	9,051
Cash and cash equivalents, beginning of period	41,138	13,462	4,411

Cash and cash equivalents, end of period	$42,653	$41,138	$13,462

Supplemental Disclosures of Cash Flow Information
Cash paid for interest	$293	$—	$—
Cash (refunded) paid for income taxes	$(2,054)	$9,865	$—

The accompanying Notes to Consolidated Financial Statements are an integral part of this financial information.

eLOYALTY CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(ACCUMULATED DEFICIT) AND COMPREHENSIVE INCOME (LOSS)
(In thousands, except share data)

				Advances		Accumulated
				From	Retained	Other
	Common Stock		Additional	Technology	Earnings	Comprehensive		Total
			Paid-in	Solutions	(Accumulated	Income	Unearned	Stockholders’
	Shares	Amount	Capital	Company	Deficit)	(Loss)	Compensation	Equity

Balance, December 31, 1998	—	$—	$—	$48,475	$—	$(587)	$—	$47,888

Net income				4,058				4,058
Foreign currency translation						(260)		(260)

Comprehensive income								3,798
Net transfers from TSC				21,929				21,929
Issuance of common stock	41,400,000	414		(414)				—
Issuance of compensatory stock options			963				(963)	—

Balance, December 31, 1999	41,400,000	414	963	74,048	—	(847)	(963)	73,615

Net (loss) income				(2,595)	2,171			(424)
Foreign currency translation						(1,123)		(1,123)

Comprehensive loss								(1,547)
Net transfers and capital contribution from TSC				24,802				24,802
Spin-off from Technology Solutions Company	2,529,029	25	96,230	(96,255)				—
Issuance of common stock for stock option awards and Employee Stock Purchase Plan (ESPP)	1,163,568	12	8,540					8,552
Issuance of common stock to venture capital firms	4,539,980	45	34,869					34,914
Issuance of compensatory stock options			524				(524)	—
Issuance of restricted common stock pursuant to cancellation of certain stock options	293,125	3	3,734				(3,737)	—
Amortization of unearned compensation							520	520

Balance, December 30, 2000	49,925,702	$499	$144,860	$—	$2,171	$(1,970)	$(4,704)	$140,856

Net loss					(63,661)			(63,661)
Foreign currency translation						(2,571)		(2,571)

Comprehensive loss								(66,232)
Issuance of common stock for stock option awards and ESPP	638,785	6	1,124					1,130
Issuance of restricted and installment common stock pursuant to cancellation of certain stock options through an exchange	4,831,656	48	2,932				(2,980)	—
Issuance of restricted common stock	1,315,000	13	2,257				(2,270)	—
Amortization/ forfeitures of unearned compensation	(414,829)	(4)	(2,047)				3,205	1,154
Accretion of preferred stock issuance costs			(3,281)					(3,281)
Preferred stock beneficial conversion feature			4,015					4,015
Accretion of beneficial conversion feature			(245)					(245)
Preferred stock dividend			(50)					(50)
Reverse 1:10 stock split	(50,667,096)	(506)	506					—

Balance, December 29, 2001	5,629,218	$56	$150,071	$—	$(61,490)	$(4,541)	$(6,749)	$77,347

The accompanying Notes to Consolidated Financial Statements are an integral part of this financial information.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Dollars in thousands, except share data)

Note One — Description of Business

      eLoyalty is a global management consulting and systems integration organization focused exclusively on building customer loyalty solutions for our clients. eLoyalty offers a broad range of Customer Relationship Management (“CRM”) related services including business strategy, technical architecture, selecting, implementing and integrating appropriate CRM software applications and providing ongoing support for multi-vendor systems.

      eLoyalty was spun off from Technology Solutions Company (“TSC”) into a separate, publicly traded company on February 15, 2000 (the “spin-off”). The spin-off, which was approved by the TSC Board of Directors on February 9, 2000, was accomplished by distributing to TSC stockholders, as a dividend, all of the outstanding common stock of eLoyalty owned by TSC. In the spin-off, TSC stockholders received one share of eLoyalty common stock, par value $0.01 per share, for every one share of TSC common stock they owned of record as of February 9, 2000.

Note Two — Summary of Significant Accounting Policies

      Basis of Presentation — The financial statements for periods subsequent to the spin-off reflect eLoyalty’s results of operations and financial position as it operates as a separate, publicly traded company. The consolidated financial statements for periods prior to the spin-off reflect eLoyalty’s results of operations and financial position as it operated within TSC, and have been prepared using the historical basis in the assets, liabilities and results of operations.

      The consolidated statements of operations for the periods prior to February 15, 2000 reflect all of the related costs of doing business including an allocation of certain general corporate expenses of TSC not directly related to eLoyalty’s operations, including legal, information systems, finance, insurance, human resources, benefits administration, stockholders’ services and corporate management services. These costs were allocated to eLoyalty primarily on a proportional cost allocation method based on revenues and headcount. Management believes these allocations were made on a reasonable basis.

      The financial information for periods prior to February 15, 2000 may not necessarily reflect what the financial position and results of operations of eLoyalty would have been had eLoyalty operated as a separate, stand-alone publicly traded entity during such periods.

      Change in Fiscal Year-End — In connection with implementing new business systems and processes in December 2000, eLoyalty changed from a calendar year-end to a fiscal year ending with the Saturday closest to the end of December. The fiscal year-end for 2001 is December 29 while the fiscal year-end for 2000 is December 30. Also, on November 22, 1998, TSC’s Board of Directors voted to change the fiscal year of TSC from a fiscal year ending on May 31 to a calendar year ending on December 31 in each year.

      Consolidation — The consolidated financial statements include the accounts of eLoyalty and all of its subsidiaries. All significant intercompany transactions have been eliminated.

      Revenue Recognition — eLoyalty derives substantially all of its revenues from professional services. eLoyalty provides professional services primarily on a time and materials basis. Although eLoyalty occasionally performs projects on a fixed fee basis, the total portion of revenues derived from fixed fee engagements is not significant. eLoyalty recognizes revenues on the percentage of completion method as services are performed, based on hourly billing rates. Percentage of completion estimates are based on the ratio of actual hours incurred to total estimated hours. From time to time, eLoyalty uses subcontractors to supplement its resources in client engagements. Revenues generated through subcontractors are recognized as the service is performed, and the related subcontractor costs are included in cost of services as incurred. Revenue reflects adoption of Financial Accounting Standards Board (FASB) Emerging Issues Task Force

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(EITF) D-103 requiring billable expenses to be reported as revenue. All periods presented have been revised to reflect this change. Losses on engagements, if any, are recognized when determined. eLoyalty also derives revenues from in-house developed software and in certain circumstances resale of third party software. Software license fee revenues are recognized when persuasive evidence of an arrangement exists, delivery has occurred, the license fee is fixed and determinable and the collection of the fee is probable. Fees from licenses sold together with consulting services are recognized upon delivery, provided that the above criteria have been met and payment of the license fees is not dependent upon the performance of the consulting services. In those instances when it is determined that the payment of the license fee is dependent upon the performance of consulting services, both the license and consulting fees are recognized under the percentage of completion method of contract accounting. Revenues from post-contract Loyalty Support™ are recognized ratably over the term of the maintenance contract on a straight-line basis. Revenues from purpose-built hosted solutions and e-PROFILE™ are recognized ratably over the contract term.

      Reclassifications — The accompanying consolidated financial statements reflect reclassifications of billable expenses as part of FASB Emerging Issues Task Force (EITF) D-103 requiring billable expenses to be reported as revenue. It also reflects the reclassification of certain other costs of engageable project personnel from Selling, General and Administrative to Cost of Services. All periods presented have been revised to reflect these changes. These reclassifications had no impact on net income (loss) or shareholders’ equity.

      Cost of Services — Cost of Services consist primarily of salaries, incentive compensation, billable and non-billable expenses, employee benefits for eLoyalty personnel available for client assignments, and fees paid to subcontractors for work performed on client projects.

      Cash and Cash Equivalents — eLoyalty considers all highly liquid investments readily convertible into known amounts of cash (with original maturities of three months or less) to be cash equivalents. These short-term investments are carried at cost plus accrued interest, which approximates market.

      Restricted Cash — Restricted cash principally represents cash as security for eLoyalty’s line of credit and letters of credit.

      Marketable Securities — eLoyalty’s marketable securities consist of investments related to eLoyalty’s executive deferred compensation plan (see Note Ten) and are classified as trading securities, with unrealized gains and losses included in eLoyalty’s statements of operations. Realized gains or losses are determined based on the specific identification method. eLoyalty recognized a net loss of $5 and $89 for the year ended December 29, 2001 and December 30, 2000, respectively, and a net gain of $730, for the year ended December 31, 1999. Since trading securities relate to eLoyalty’s executive deferred compensation plan, a corresponding adjustment is included in the statements of operations to recognize eLoyalty’s increased/ decreased liability for the deferred compensation plan. The executive deferred compensation plan was terminated effective July 15, 2001 (see Note Ten).

      Equipment and Leasehold Improvements — Computers, software, furniture and equipment are carried at cost and depreciated on a straight-line basis over their estimated useful lives. Leasehold improvements are amortized over the lesser of the useful life or the lease term. Useful lives generally are five years or less. Maintenance and repair costs are expensed as incurred. The cost and related accumulated depreciation of assets sold or disposed of are eliminated from the respective accounts and resulting gain or loss is included in the statements of operations. The carrying value of equipment and leasehold improvements is periodically reviewed to assess recoverability based on future undiscounted cash flows. An impairment loss, if any, would be measured as the excess of the carrying value over the fair value.

      eLoyalty accounts for software developed for internal use in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” As such, costs incurred that relate to the planning and post-

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

implementation phases of development are expensed. Costs incurred to develop internal use software are capitalized and amortized over the asset’s estimated useful life, generally three to five years.

      Goodwill — Goodwill is amortized on a straight-line basis, generally over a five-year period. Accumulated amortization of goodwill as of December 29, 2001 and December 30, 2000 was $20,043 and $16,477, respectively. The carrying value of goodwill is periodically reviewed to assess recoverability based on future undiscounted cash flows. An impairment loss, if any, would be measured as the excess of the carrying value over the fair value. In June 2001, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 142 “Goodwill and Other Intangible Assets” which requires that goodwill no longer be amortized effective January 2002. In association with this, the net book value of this asset will be periodically reviewed to assess recoverability based on future discounted cash flows. At December 29, 2001, unamortized goodwill aggregated $2.1 million.

      Research and Development Costs — Research and development costs are expensed as incurred. Research and development expenses relate primarily to the dedicated research and development facility maintained by eLoyalty, and consist primarily of salaries, incentive compensation and employee benefits costs for dedicated personnel, occupancy costs, staff recruiting costs, administrative costs, travel expenses and depreciation.

      Software Development Costs — eLoyalty capitalizes software development costs for software to be sold to third parties once technological feasibility is established and prior to general release. Amortization is computed as the greater of the amount computed using the (a) ratio of current revenues to the total current and anticipated future revenues or (b) the straight-line method over the estimated economic life of the product. There are no capitalized software development costs included on eLoyalty’s balance sheets as of December 29, 2001 or December 30, 2000.

      Stockholders’ Equity — Stockholders’ equity includes common stock issued, additional paid-in capital, retained earnings (deficit), accumulated other comprehensive income (loss) related to foreign currency translation and unearned compensation related to stock-based compensation. Net transfers from TSC represent transfers to eLoyalty primarily for operations and working capital requirements, offset by cash collected by TSC for the periods prior to the spin-off. In connection with the spin-off, net transfers from TSC were recorded as common stock and additional paid-in capital (see Note Four). Following the spin-off, eLoyalty no longer received operational funding from TSC and no longer participated in the TSC cash management program. The 4.6 million shares issued of redeemable 7% Series B Convertible Preferred Stock is not classified as permanent equity in the accompanying balance sheets as the preferred stockholders’ have the ability to trigger a redemption that is considered outside eLoyalty’s control.

      Earnings (Loss) Per Common Share — eLoyalty calculates earnings (loss) per share in accordance with SFAS No. 128, “Earnings per Share.” Basic earnings per share have been computed by dividing the net earnings for each period presented by the weighted average shares outstanding. Diluted earnings per share have been computed by dividing the net earnings by the weighted average shares outstanding plus the dilutive effect of common stock equivalents using the “treasury stock” method. In periods in which there was a loss, the dilutive effect of common stock equivalents was not included in the dilutive earnings per share calculation as they were antidilutive.

      Foreign Currency Translation — The functional currencies for eLoyalty’s foreign subsidiaries are their local currencies. All assets and liabilities of foreign subsidiaries are translated to US dollars at end of period exchange rates. The resulting translation adjustments are recorded as a component of stockholders’ equity and comprehensive income. Income and expense items are translated at average exchange rates prevailing during the period. Gains and losses from foreign currency transactions of these subsidiaries are included in the consolidated statements of operations.

      Fair Value of Financial Instruments — The carrying values of current assets and liabilities approximated their fair values as of December 29, 2001 and December 30, 2000.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Concentration of Credit Risk — Financial instruments that potentially subject eLoyalty to a concentration of credit risk consists of cash and cash equivalents, restricted cash and accounts receivable. Cash and cash equivalents and restricted cash are deposited with high credit quality financial institutions. The Company’s accounts receivable are derived from revenue earned from customers located primarily in the US and are denominated in US dollars. For the year ended December 29, 2001, eLoyalty had two clients, each accounting for 13% of eLoyalty’s total revenue: Agilent Technologies and UnitedHealth Group. In June 2001, Agilent Technologies notified eLoyalty of the cancellation of the project on which eLoyalty and other third parties were engaged. Agilent Technologies also accounted for 15% of revenues for the year ended December 30, 2000. No client accounted for 10% or more of revenues during the year ended December 31, 1999. At December 29, 2001, we had two customers, Telekom Austria and UnitedHealth Group, which accounted for 20% and 18% respectively of our total net accounts receivable. We have collected substantially all of these amounts.

      Stock-Based Compensation — eLoyalty accounts for stock-based compensation using the intrinsic value method prescribed in Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and related interpretations. Compensation costs for employee stock options are measured as the excess, if any, of the fair value of common stock at the date of grant over the amount an employee must pay to acquire the stock, providing that all other requirements for fixed plan accounting are satisfied. In the event stock options are granted at a price lower than the fair value on the date of grant, the difference is recorded as unearned compensation. Cancelled and reissued stock options are accounted for under variable plan accounting with the related unearned compensation subject to adjustment in future periods based on the fluctuations of the fair value of the common stock. Unearned compensation is amortized over the vesting period of the related stock option or right. The unearned compensation recorded at December 29, 2001, December 30, 2000 and December 31, 1999 relates solely to eLoyalty stock-based awards.

      Income Taxes — eLoyalty uses an asset and liability approach, as required under SFAS No. 109, to financial accounting and reporting for income taxes. Deferred income taxes are provided when tax laws and financial accounting standards differ with respect to the amount of income for a year and the basis of assets and liabilities and for tax loss carryforwards. eLoyalty does not provide US deferred income taxes on earnings of foreign subsidiaries which are expected to be indefinitely reinvested. Prior to the spin-off, eLoyalty’s results have been included in TSC’s consolidated federal and state income tax returns. The income tax provision for such periods is calculated, and deferred tax assets and liabilities are recorded, as if eLoyalty had operated as an independent entity.

      Use of Estimates — The preparation of the financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those amounts.

      New Accounting Standards — In June 2001, the FASB issued SFAS No. 141, “Business Combinations,” and SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 eliminates the systematic amortization of goodwill and indefinite lived intangible assets and requires them to be tested for impairment at least annually. Separable intangible assets that are not deemed to have an indefinite life will continue to be amortized over their useful lives. eLoyalty adopted SFAS No. 141 effective July 1, 2001 and adopted SFAS No. 142 effective January 1, 2002. As total goodwill at December 29, 2001 is $2.1 million, we do not expect that application of the nonamortization and impairment provisions of SFAS No. 142 will have a material impact on results of operations, cash flows or financial position. See Note Twenty for additional disclosures related to the adoption of SFAS 142.

      In August 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

retirement costs. SFAS No. 143 is required to be adopted for fiscal years beginning after June 15, 2002. eLoyalty does not expect the adoption of SFAS No. 143 will have a material impact on eLoyalty’s financial position or results of operations.

      In October 2001, the FASB issued SFAS No. 144, “Accounting for Impairment or Disposal of Long-Lived Assets” which is effective for fiscal years beginning after December 15, 2001. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supercedes SFAS No. 121, “Accounting for Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed Of” while retaining many of the provisions of that statement. eLoyalty does not expect the adoption of SFAS No. 144 to have a material impact on eLoyalty’s financial position or results of operations.

      In November 2001, the Emerging Issues Task Force (“EITF”) reached a consensus on “Income Statement Characterization of Reimbursements Received for ‘Out-of-Pocket’ Expenses Incurred.” The EITF concluded that reimbursements received for out-of-pocket expenses incurred should be characterized as revenue in the income statement. This consensus is to be applied in financial reporting periods beginning after December 15, 2001. We adopted this policy and have reclassed prior period amounts in order to make the financial statements comparable. This change in presentation does not affect reported net income or loss.

Note Three — Severance and Related Costs

      During 2001, eLoyalty recognized pre-tax charges of $11.4 million, $10.7 million, $7.1 million, and $4.2 million in first quarter, second quarter, third quarter, and fourth quarter, respectively. This aggregate $33.4 million charge for 2001 was the result of cost reduction actions taken throughout the year. These charges relate to employee severance payments and related costs for the elimination of approximately 475 positions, in both the North American and International segment, and related office closures. Severance costs include contractual salary and related fringe benefits over the severance payment period, forgiveness of employee loans and outplacement costs. Facility costs primarily include expected losses on contractual lease commitments, net of estimated sublease recoveries, and write down of leasehold improvements. Other costs include laptop and other computer lease termination costs, legal expenses and the write down of deposits related to outside services, which have been terminated.

      During the twelve months ended December 29, 2001, eLoyalty made cash payments of $19.0 million. Annual savings resulting from these actions are expected to be about $65 million and will substantially be realized in 2002. A portion of these savings were recognized in 2001. eLoyalty expects substantially all severance and related costs to be paid out by the end of 2002 pursuant to agreements entered into with affected employees, facility costs related to the office closures to be paid pursuant to contractual lease terms through 2007 and other costs to be paid pursuant to contractual commitments through 2003.

      The severance and related costs and their utilization as of and for the year ended December 29, 2001 are as follows:

		Utilized	Reserve
		through	Balance
	2001	December 29,	December 29,
	Charges	2001	2001

Employee severance	$20,218	$18,617	$1,601
Facilities	8,076	3,935	4,141
Other	5,150	2,976	2,174

Total	$33,444	$25,528	$7,916

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Of the $7,916 that remains reserved as of December 29, 2001, $3,390 related to future lease payments net of estimated sublease recoveries is reflected in Long Term Liabilities, $1,601 related to severance payments is reflected in Accrued Compensation and the balance of $2,925 is reflected in Other Current Liabilities.

      In addition eLoyalty expects an estimated $1 million to $2 million pre-tax charge to be taken in the first quarter of 2002, relating primarily to severance benefits associated with further anticipated reductions in headcount. These additional severance benefits are expected to be substantially paid out by the end of 2002.

Note Four — eLoyalty Spin-off from Technology Solutions Company

      eLoyalty was spun off from TSC into a separate, publicly traded company on February 15, 2000. In connection with the spin-off, TSC’s net advances to eLoyalty were recorded as common stock and additional paid-in capital. The net assets distributed to eLoyalty were as follows:

February 15,
2000

Cash	$30,794
Receivables, net	50,056
Other current assets	23,603
Goodwill	11,342
Other long-term assets	7,379
Accounts payable	1,238
Other current liabilities	26,784

Note Five — Related Party Transactions

      Pursuant to the spin-off, on February 15, 2000, eLoyalty entered into contractual arrangements with TSC whereby TSC provided eLoyalty with certain administrative support through 2000. The total charges from TSC for the years ended December 30, 2000 and December 31, 1999 were $5,036, and $14,173, respectively.

      eLoyalty periodically provides employee loans as part of employment agreements. These loans have interest rates ranging from 2.5% to 6.6%. The loans are generally forgiven over one to three years at various rates, depending on the value of the loan and the terms of the employment agreement, based on continued employment with eLoyalty. The unforgiven loan balances and related accrued interest are due and payable in full if an employee terminates employment before the end of the loan term. The total value of outstanding employee loans, including certain loans to officers, was $1.1 million and $3.4 million, respectively, as of December 29, 2001 and December 30, 2000.

Note Six — Receivables, Net

      Receivables consist of the following:

	As of December

	2001	2000

Amounts billed to clients	$25,210	$62,501
Unbilled revenues	124	14,990

	25,334	77,491
Reserve for uncollectible amounts	(2,400)	(1,605)

Receivables, net	$22,934	$75,886

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Amounts billed to clients represent professional fees and reimbursable project-related expenses. Unbilled revenues represent professional fees, project-related expenses, materials and subcontractor costs performed in advance of billings in accordance with contract terms. A substantial portion of unbilled revenues at the end of any period are billed in the following period. Unbilled revenues at December 29, 2001 and December 30, 2000 consist of amounts due from customers to be collected within one year of the balance sheet date.

Note Seven — Equipment and Leasehold Improvements

      Equipment and leasehold improvements consist of the following:

	As of December

	2001	2000

Computers and software	$21,195	$15,840
Furniture and equipment	4,117	4,750
Leasehold improvements	1,486	3,338

	26,798	23,928
Accumulated depreciation and amortization	(8,909)	(5,144)

Equipment and leasehold improvements, net	$17,889	$18,784

      Depreciation expense was $5,683, $2,372, and $1,502 for the years ended December 29, 2001, December 30, 2000 and December 31, 1999, respectively.

Note Eight — Income Taxes

      The income tax (benefit) provision consists of the following:

	For the Years Ended

	December 29,	December 30,	December 31,
	2001	2000	1999

Current:
Federal	$(5,465)	$6,950	$4,546
State	(208)	859	1,059
Foreign	122	(712)	1,876

Total current	(5,551)	7,097	7,481

Deferred:
Federal	(12,709)	(1,923)	(2,008)
State	(1,633)	204	(478)
Foreign	10,797	(5,802)	(956)

Total deferred	(3,545)	(7,521)	(3,442)

Income tax (benefit) provision	$(9,096)	$(424)	$4,039

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      Total income tax (benefit) provision differed from the amount computed by applying the federal statutory income tax rate due to the following:

	For the Years Ended

	December 29,	December 30,	December 31,
	2001	2000	1999

Federal tax provision (benefit), at statutory rate	$(25,465)	$(297)	$2,834
State tax provision (benefit), net of federal benefit	(2,510)	539	405
Effect of foreign tax rate differences	96	(1,205)	406
Nondeductible expenses	202	208	134
Nondeductible goodwill	263	235	279
Other	1,527	96	(19)
Non US rate changes	1,290	—	—
Non US NOL adjustments	1,421	—	—
Non US deferred valuation allowance	14,080	—	—

Income tax (benefit) provision	$(9,096)	$(424)	$4,039

      Deferred tax assets and liabilities were comprised of the following:

	As of December

	2001	2000

Deferred tax assets:
Deferred compensation and bonuses	$—	$3,753
Equity losses of unconsolidated investee	400	341
Receivable allowances	672	448
Other accruals	1,460	2,061
Net operating loss carryforwards	29,787	10,798
Depreciation and amortization	1,364	2,680
Non-deductible reserves	2,468	—
Tax credit carry forwards	520	—
Non US deferred valuation allowance	(14,080)	—

Total deferred tax assets	22,591	20,081

Deferred tax liabilities:
Prepaid expenses	(81)	(1,116)

Total deferred tax liabilities	(81)	(1,116)

Net deferred tax asset	$22,510	$18,965

      We have recorded a deferred tax asset of $22,510 reflecting primarily the benefit of US loss carryforwards, which expire in periods through 2021. Realization is dependent on generating sufficient taxable income in the US prior to expiration of these loss carryforwards. Although realization is not assured, we believe that it is more likely than not that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if current estimates of the timing and amount of future taxable income during the carryforward period are significantly revised.

      During the second quarter of 2001, we established a valuation allowance against the benefit of certain international operating unit tax losses previously recognized and ceased recognizing the benefit of losses incurred by these operating units.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

This decision was made following a company-wide review of expected financial results by geography under various alternative scenarios and the related assessments of recoverability of these net deferred tax assets in light of the period over which they arose and the predictability of a near-term return of international operating units to acceptable, continuing levels of profitability. As of December 29, 2001, we had a valuation allowance of $14,080 relating to these international operating unit tax losses.

      Pursuant to the Tax Sharing and Disaffiliation Agreement between TSC and eLoyalty, TSC will generally be liable to eLoyalty for any income tax benefits realized by TSC related to the exercise of eLoyalty stock options by TSC employees (see Note Thirteen). With respect to the realizability of these tax benefits, if any, eLoyalty is dependent on TSC’s ability to realize the benefits, and accordingly, eLoyalty does not recognize these benefits until realized by TSC.

      Income (loss) before income taxes consisted of the following:

	For the Years Ended

	December 29,	December 30,	December 31,
	2001	2000	1999

United States	$(50,203)	$18,602	$7,447
Foreign	(22,554)	(19,450)	650

Total	$(72,757)	$(848)	$8,097

      eLoyalty’s ability to utilize its net operating loss (NOL) carryforwards could become subject to significant limitations under Section 382 of the Internal Revenue Code if eLoyalty were to undergo an ownership change. An ownership change would occur if the stockholders who own or have owned, directly or indirectly, 5% or more of eLoyalty’s common stock or are otherwise treated as 5% stockholders under Section 382 and the regulations promulgated thereunder increase their aggregate percentage ownership of eLoyalty’s stock by more than 50 percentage points over the lowest percentage of the stock owned by these stockholders at any time during the testing period, which is generally the three-year period preceding the potential ownership change. In the event of an ownership change, Section 382 imposes an annual limitation on the amount of taxable income a corporation may offset with NOL carryforwards. Any unused annual limitation may be carried over to later years until the applicable expiration date for the respective NOL carryforwards.

Note Nine — Line of Credit

      eLoyalty entered into a Loan Agreement with LaSalle Bank National Association (the “Bank”) effective as of December 17, 2001, providing for a secured revolving line of credit in a maximum principal amount of $15 million through December 28, 2002 (the “Facility”). The Facility requires eLoyalty to maintain a minimum cash and cash equivalent balance within a secured account at the Bank. The balance in the secured account cannot be less than the outstanding balance drawn on the line of credit and all outstanding letter of credit obligations under the Facility. The Facility replaced eLoyalty’s prior revolving credit facility with the Bank of America, N.A. eLoyalty’s borrowings under the Facility aggregated $8,600 at December 29, 2001. Available credit under the Facility has been reduced by an additional $848 related to letters of credit issued under the Facility for operational commitments. Loans under the Facility bear interest at the Bank’s prime rate or, at eLoyalty’s election, an alternate rate of LIBOR (London InterBank Offering Rate) plus 0.75%. The effective annual interest rate at December 29, 2001 was 2.67% under the Facility.

Note Ten — Executive Deferred Compensation Plan

      We terminated our Executive Deferred Compensation Plan effective July 15, 2001, and provided for all participant account balances to be distributed in a lump sum following the termination effective date. We also terminated an associated Executive Benefit Trust,

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

effective on completion of distributions from the plan. This nonqualified deferred compensation plan allowed eligible participants (employees at or above the level of Vice President) to defer receipt of a portion of their cash compensation. All distributions from this plan were completed before September 29, 2001. Investments purchased by eLoyalty with the deferred compensation funds and the corresponding obligations to participants, including investment earnings thereon, are reflected as assets and liabilities, respectively, on our balance sheet as of December 30, 2000 under the captions “Marketable Securities” and “Deferred Compensation”. Prior to the spin-off from TSC, eLoyalty executives participated in the TSC non-qualified executive deferred compensation plan.

Note Eleven — Employee Benefit Plans

      eLoyalty Corporation 401(k) Plan — eLoyalty employees are eligible to participate in the eLoyalty Corporation 401(k) Plan (the “401(k) Plan”) on the first day of the month coinciding with or following their date of hire. The 401(k) Plan allows employees to contribute up to 15% of their annual compensation, subject to Internal Revenue Service statutory limits. Company contributions are made annually to the 401(k) Plan at the discretion of the Board of Directors. Company contributions were made annually for 2001 and prior years. Effective in 2002, the matching contribution will no longer be discretionary. Instead, the Board of Directors approved a non-discretionary matching contribution at the rate of 50% of the first 6% of eligible compensation contributed to the 401(k) Plan with a maximum match of 3% of eligible earnings. Prior to the spin-off from TSC, eLoyalty employees participated in the TSC 401(k) Plan. eLoyalty recognized expenses related to these 401(k) plans of $540, $1,697 and $1,131 for the years ended December 29, 2001, December 30, 2000 and December 31, 1999, respectively.

      eLoyalty Employee Stock Purchase Plan — eLoyalty employees are eligible to participate in the eLoyalty employee stock purchase plan (the “Stock Purchase Plan”) after meeting certain minimum eligibility service requirements. The Stock Purchase Plan qualifies under section 423 of the Internal Revenue Code (“IRC”) and is administered by the Compensation Committee of the Board of Directors. The Stock Purchase Plan permits eligible employees to purchase an aggregate of 125,000 shares of eLoyalty’s common stock. Shares are purchased by the plan for the benefit of the participants at the end of each three-month purchase period. The Stock Purchase Plan purchased 55,800 shares of eLoyalty common stock for the year ended December 29, 2001. The Company has elected to freeze the Stock Purchase Plan immediately following the next quarterly purchase at the end of the first quarter 2002, previously due to low employee participation. eLoyalty retains the ability to reactivate this plan in the future.

Note Twelve — Redeemable Convertible Preferred Stock and Capital Stock

      On December 18, 2001, eLoyalty’s stockholders approved, at a special meeting (i) the issuance and sale of shares of redeemable 7% Series B Convertible Preferred Stock (the “Series B stock”) in a private placement financing; (ii) an increase in the number of authorized shares of eLoyalty’s Common Stock and preferred stock in connection with the private placement and rights offering described below; and (iii) a one-for-ten reverse split of eLoyalty’s outstanding Common Stock and a corresponding reduction in the number of authorized shares of common stock described below.

      The private placement involved the sale of approximately 3.2 million shares of Series B stock to various funds managed by Technology Crossover Ventures (“TCV”) and Sutter Hill Ventures (“Sutter Hill”), for gross proceeds of approximately $16,000. The purchase price per share of Series B stock was $5.10 (after giving effect to the one-for-ten reverse stock split, which was effected immediately prior to the closing of the transaction). The private placement was completed on December 19, 2001, concurrently with the rights offering described below.

      In connection with the private placement, eLoyalty conducted a rights offering in which existing common stockholders on the record date for the rights offering, October 8, 2001, were offered the right to purchase Series B stock at the same price as the investors in

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

the private placement. Pursuant to the rights offering, on December 19, 2001, eLoyalty sold approximately 1.4 million shares of Series B stock for gross proceeds of approximately $7,300.

      At the time of issuance of the Series B stock, a beneficial conversion adjustment was calculated (since the fair market value of a share of common stock at the time exceeded the purchase price of a share of Series B stock) aggregating $4.0 million. The Series B stock was recorded at the date of issuance net of issuance costs and the beneficial conversion adjustment. The discount attributable to the issuance costs was fully accreted on the date of issuance by charging additional paid-in capital and increasing the recorded amount of Series B stock. The Series B stock will be accreted to its full redemption value of $23,300 on a straight line basis from the date of issuance to June 19, 2002 by charging additional paid-in capital of $669 per month and increasing the recorded amount of Series B stock by a like amount.

      The Series B stock accrues dividends at a rate of 7% per annum, is entitled to a preference upon liquidation and is convertible on a one for one basis into shares of our common stock beginning on June 19, 2002, subject to adjustment for stock splits, stock dividends and similar actions. The Series B stock generally votes on a one for one basis with the common stockholders, subject to adjustment for certain actions and specified matters as to which the Series B stock is entitled to a separate class vote.

      On December 19, 2001, prior to the closing of the private placement and rights offering, eLoyalty amended its Certificate of Incorporation to increase the authorized number of shares of its common stock from 100 million shares to 500 million shares (which was subsequently reduced to 50 million shares in connection with the reverse stock split) and in the authorized number of shares of its preferred stock from 10 million shares to 40 million shares. In connection with this, eLoyalty increased the number of authorized shares of Series A junior participating preferred stock designated in connection with its Rights Plan (described below) from 1 million to 5 million shares, which are included in the 40 million shares of preferred stock described above.

      Also on December 19, 2001, immediately prior to the closing of the private placement and rights offering but after the increase in authorized share capital described above, eLoyalty effected a one-for-ten reverse split of its issued and outstanding common stock, with a corresponding reduction in the number of authorized shares of common stock. eLoyalty effected the reverse stock split (1) to reduce the number of its shares outstanding after the private placement and the rights offering to allow it to rationalize its resulting equity capital structure, (2) to enhance the acceptability and marketability of its common stock to the financial community and the investing public, and (3) to attempt to increase the per share market price of its common stock above Nasdaq’s $1.00 minimum bid requirement.

      eLoyalty was spun off from TSC into a separate, publicly traded company on February 15, 2000. In connection with establishing eLoyalty as a separate entity, 100 million shares (pre-split) of common stock, $0.01 par value, were authorized, of which 43,929,029 common stock shares (pre-split) were issued.

      Pursuant to the spin-off, eLoyalty received $8,400 from the sale of 2.5 million shares (pre-split) of common stock to TCV and Sutter Hill. On May 26, 2000, eLoyalty also closed its common stock purchase agreement with TCV entities and issued 2 million shares (pre-split) of common stock at $13.50 per share, the closing market price on April 18, 2000, the signing date of the initial letter of intent, for proceeds of $26,500, net of issuance costs.

      On March 17, 2000, the Board of Directors adopted a Stockholder Rights Plan (the “Rights Plan”). The Rights Plan is intended to assure fair and equal treatment for all of eLoyalty’s stockholders in the event of a hostile takeover attempt.

      Under the terms of the Rights Plan, after giving effect to the reverse stock split described above, each share of eLoyalty’s common stock has associated with it ten rights (“Rights”). Each Right entitles the registered holder to purchase from eLoyalty

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

one one-hundredth of a share of Series A junior participating preferred stock, without par value, at an exercise price of $160 (subject to adjustment). The Rights become exercisable under certain circumstances: 10 days after the first public announcement that any person (an “acquiring person”) has acquired 15% or more of eLoyalty’s common stock or the announcement that any person has commenced a tender offer for 15% or more of eLoyalty’s common stock. On September 24, 2001, eLoyalty amended the Rights Plan in connection with the private placement described above. The amendment provides, among other things, that (i) TCV and certain related parties shall not become an “acquiring person” for purposes of the Rights Plan so long as they do not own more than 35% of eLoyalty’s outstanding common stock (determined after giving effect to the conversion of the new Series B stock), and (ii) Sutter Hill and certain related parties shall not become an “acquiring person” for purposes of the Rights Plan so long as they do not own more than 20% of eLoyalty’s outstanding common stock (determined after giving effect to the conversion of the new Series B preferred stock).

      In general, eLoyalty may redeem the Rights in whole, but not in part, at a price of $0.01 per Right at any time until 10 days after any person has acquired 15% or more of eLoyalty’s common stock. The Rights will expire on March 17, 2010, unless earlier redeemed by eLoyalty or exchanged for other shares of eLoyalty’s common stock.

      Under specified conditions, each Right will entitle the holder to purchase eLoyalty’s common stock (or if eLoyalty is acquired in a merger or other business combination, common stock of the acquiror) at the exercise price having a current market value of two times the exercise price. The terms of the Rights may be amended by eLoyalty’s Board of Directors.

Note Thirteen — Stock Incentive Plans

      eLoyalty maintains two stock incentive plans: the eLoyalty Corporation 1999 Stock Incentive Plan (the “1999 Plan”) and the eLoyalty Corporation 2000 Stock Incentive Plan (the “2000 Plan”). All share amounts in this Note Thirteen are presented after giving effect to the one-for-ten reverse stock split described in Note Twelve, unless indicated otherwise.

      Under the 1999 Plan, awards of stock options, stock appreciation rights, bonus and restricted stock and performance shares may be granted to directors, officers, employees, consultants, independent contractors and agents of eLoyalty and its subsidiaries. Stock option awards may be in the form of incentive or non-statutory options, provided that incentive stock options may only be granted to officers and employees of eLoyalty. All awards made under the 1999 Plan to date have been in the form of non-statutory stock options, restricted stock or bonus (installment) stock. An aggregate of 534,000 shares of eLoyalty common stock was initially reserved for issuance under the 1999 Plan for all awards other than those issued in connection with the spin-off as discussed below. On the first day of each fiscal year, beginning in 2000, the aggregate number of shares available for issuance under the 1999 Plan is automatically increased by an amount equal to 5% of the total number of shares of common stock that are outstanding as of the time of the increase. In addition, 738,756 shares were reserved for issuance under the 1999 Plan in connection with the spin-off in substitution of previously granted options to purchase shares of TSC common stock. These substitute options are not subject to the limit on shares reserved set forth above.

      On May 12, 2000, the Board of Directors approved the eLoyalty Corporation 2000 Stock Incentive Plan. Under the original terms of the 2000 Plan, non-statutory stock option awards may be granted to officers, employees and certain consultants and independent contractors of eLoyalty and its subsidiaries. The 2000 Plan was amended in September 2001 to expand the form of awards permitted under the plan to include installment and restricted stock. Awards of non-statutory stock options, restricted stock and installment stock (in the form of installment stock grants) have been made under the 2000 Plan. An aggregate of 280,000 shares of eLoyalty common stock has been reserved for issuance under the 2000 Plan.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      If options or shares awarded under the 1999 Plan and the 2000 Plan are not issued due to cancellation then those options or shares will again become available for issuance under the plans. As of December 29, 2001, there were a total of 589,466 shares available for future grants under the 1999 and 2000 Plans.

      Stock options granted under the 1999 Plan and 2000 Plan are made at the discretion of the Compensation Committee of eLoyalty’s Board of Directors or another duly constituted committee of the Board to the extent authorized by such plans and the Board (the “Compensation Committee”). Most employees are eligible to receive a grant of non-statutory stock options periodically with the number of shares generally determined by the employee’s position grade, performance level and the size of the award pool as determined by the Compensation Committee. In addition, full-time employees normally receive a grant of non-statutory stock options upon hire. Stock options are generally granted with an exercise price per share equal to the fair market value of a share of eLoyalty common stock on the date of grant and a maximum term of 10 years. Although the Compensation Committee has the authority to set other terms, the options generally become exercisable over a period of four years. The initial vesting may occur after a one or two-year period, with the balance of the shares vesting in equal monthly installments over the remainder of the four-year period, or the entire award may vest in equal monthly increments over the four-year period.

      The 1999 Plan was amended in December 2000 to increase the number of option shares automatically awarded to non-employee directors. The 1999 Plan, as amended, provides that each non-employee director will receive a non-statutory stock option to purchase 5,000 shares of eLoyalty common stock when he or she commences service as a director. In addition, on the day following the date of each annual shareholders’ meeting, each non-employee director will receive a non-statutory stock option to purchase 1,200 shares of eLoyalty common stock. Stock options granted to non-employee directors have an exercise price per share equal to the fair market value of a share of eLoyalty common stock on the grant date and a maximum term of 10 years. Stock options granted to non-employee directors upon commencement of services vest ratably over a period of 48 months. Stock options granted to non-employee directors following an annual shareholders’ meeting vest ratably over a period of 12 months.

      At the time of the spin-off, each outstanding option to purchase TSC common stock held by a person who was an employee or director of eLoyalty immediately after the spin-off (and who was not also a director of TSC) was converted into a substitute option to purchase eLoyalty common stock. Furthermore, each outstanding TSC option granted before June 22, 1999 to a person who was an employee or director of TSC after the spin-off, or who was neither an employee or director of eLoyalty or TSC after the spin-off, was converted into both an adjusted TSC option and a substitute eLoyalty option. The conversion of the options was done in a manner such that (1) the aggregate intrinsic value of the options immediately before and after the exchange were the same, (2) the ratio of the exercise price per option to the market value per option was not reduced, and (3) the vesting provisions and option period of the replacement options are the same as the original vesting terms and option period. Each substitute option takes into account all employment with both TSC and eLoyalty for purposes of determining when the option becomes exercisable and when it terminates. All other terms of the substitute option are the same as the terms of the TSC option to which it relates. Of the 738,756 shares subject to replacement options issued in connection with the spin-off, 355,782 shares were subject to replacement options issued to persons who were employees or directors of eLoyalty immediately after the spin-off.

      Under the 1999 Plan, eLoyalty granted 119,500, net of cancellations (and excluding shares issued in exchange for stock options as discussed below), and 29,312 shares of restricted common stock to certain executives during the year ending December 29, 2001 and December 30, 2000, respectively. During the restricted period, the holders of such shares have the same rights as common stockholders of eLoyalty, except that the shares may not be sold, assigned, pledged or otherwise encumbered. Restrictions on shares granted in the second quarter of 2001 lapse in equal monthly installments over a period of 48 months beginning on (i) May 1, 2001 with respect to 83,500 shares, and (ii) May 1, 2003 with respect to 31,000 shares.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Restrictions on 5,000 shares granted in 2001 and 22,901 shares, net of cancellations, granted in 2000 lapse ratably over a period of 60 months beginning July 1, 2001 and August 1, 2000, respectively. As of December 29, 2001, a total of 120,663 restricted common stock shares (excluding shares issued in exchange for stock options) continued to be subject to restrictions.

      On November 9, 2001, eLoyalty authorized the exchange of certain outstanding non-statutory stock options issued under the 1999 Plan and 2000 Plan, having an exercise price above $30 per share on a post-split basis and an original term of no more than ten years, for awards of restricted and installment common stock. Restricted Stock awards are shares of eLoyalty common stock granted to an individual. During the restriction period, the holder of the restricted stock receives all of the benefits of ownership (right to dividends, voting rights, etc.), other than the right to sell or otherwise transfer any interest in the stock. Installment Stock awards are grants to an individual of a contractual right to receive future grants of eLoyalty common stock in specified amounts on specified dates, subject to the individual remaining an eLoyalty employee on the date of the subject grant. With respect to the installment stock awards made in connection with the exchange offer, the grant dates are contemporaneous with the vesting dates for the restricted stock granted in the exchange offer. In the exchange offer, eligible US employees received one share of restricted stock for each share underlying options tendered, with restrictions lapsing on such restricted shares in 20 equal quarterly installments beginning on February 28, 2002. Eligible non-US employees received an installment stock award that provides for the issuance of one share of common stock for each share underlying options tendered with the issuance of such shares being made in 20 equal quarterly installments beginning February 28, 2002. As a result of the exchange, which was voluntary, eLoyalty accepted the tender of options to purchase approximately 573,097 shares of its common stock, issued approximately 483,165 shares of restricted common stock to its eligible US employees, and reserved for issuance to eligible non-US employees approximately 89,932 shares of its common stock. Upon the exchange, the aggregate fair value of the restricted stock issued and installment stock to be issued, $2,980, was recorded as unearned compensation and will be amortized to expense over the 20 quarter vesting or installment period.

      Option activity was as follows for the years ending December 31, 1999, December 30, 2000 and December 29, 2001: (All share and exercise prices have been adjusted to reflect the one-for-ten reverse stock split.)

	Option	Weighted-Average	Options
	Shares	Exercise Price	Exercisable

Outstanding as of December 31, 1998	—	$—	—

Granted	544,725	$38.80
Exercised	—	$—
Forfeited	(10,725)	$35.00

Outstanding as of December 31, 1999	534,000	$38.90	—

Granted	506,691	$209.10
Granted in connection with the spin-off(1)	738,756	$68.50
Exercised	(91,329)	$62.40
Forfeited	(190,838)	$186.50

Outstanding as of December 30, 2000	1,497,280	$90.90	594,143

Granted	259,883	$27.59
Exercised	(8,059)	$57.17
Forfeited(2)	(1,091,364)	$96.49

Outstanding as of December 29, 2001	657,740	$56.81	467,855

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

(1)	Includes options issued in connection with the spin-off in substitution of previously granted TSC options.

(2)	Includes options tendered in exchange for restricted stock and installment stock awards.

     The following table summarizes the status of stock options outstanding and exercisable as of December 29, 2001 by range of exercise price: (All share and exercise prices have been adjusted to reflect the one-for-ten reverse stock split.)

	Options Outstanding			Options Exercisable

		Weighted-Average	Weighted-Average		Weighted-Average
Range of	Number	Remaining Contractual	Exercise Price	Number	Exercise Price
Exercise Prices	Outstanding	Life (in Years)	Per Share	Exercisable	Per Share

$ 2.73— $ 19.99	223,062	8.3	$17.08	112,755	$17.45
$ 20.00— $ 39.99	188,987	9.0	$25.10	140,991	$23.98
$ 40.00— $ 79.99	110,154	7.9	$70.07	99,585	$70.93
$ 80.00—$139.99	78,801	6.8	$114.85	71,868	$114.82
$140.00—$366.25	56,736	8.1	$212.32	42,656	$203.33

Total	657,740	8.2	$56.81	467,855	$62.71

      eLoyalty has elected to disclose the pro forma effects of SFAS No. 123, “Accounting for Stock-Based Compensation” (“SFAS 123”) and, as permitted under SFAS 123, applies Accounting Principles Board Opinion No. 25 (“APB 25”) and related interpretations in accounting for its plans.

      Under APB 25, compensation costs for employee stock options are measured as the excess, if any, of the fair value of eLoyalty common stock at the date of grant over the option exercise price, providing all other requirements for fixed plan accounting are satisfied. Some option shares with exercise prices below fair value were issued by eLoyalty in 1999 and 2000, thus resulting in eLoyalty recording related compensation expense. During 2000, eLoyalty cancelled and reissued options for 11,200 shares at a lower exercise price. The cancellation and reissuance of these options was necessary to meet commitments made to newly hired employees. These replacement options are accounted for under variable plan accounting and the related compensation will be subject to adjustment in the future periods based on the fluctuation of the fair value of a share of eLoyalty’s common stock. No compensation expense was recognized for these reissued options during 2001 based on the fair value of eLoyalty’s common stock during 2001. Under APB No. 25, the fair value of restricted shares at the date of grant is amortized to expense ratably over the vesting period. eLoyalty recorded compensation expense related to awards of restricted stock and installment stock awards, including awards issued in exchange for stock options tendered, of approximately $1,161 for the year ended December 29, 2001 and $520 for the year ended December 30, 2000.

      eLoyalty is required under SFAS 123 to disclose pro forma information regarding option grants made to its directors, officers and employees based on specified valuation techniques that produce estimated compensation charges. The fair value of eLoyalty options, including substitute options issued in connection with the spin-off, were estimated at grant date using the Black-Scholes option pricing model.

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

      The weighted average grant date fair value and the assumptions used in the Black-Scholes model to calculate such fair values are shown below:

	For the Years Ended

	December 29,	December 30,	December 31,
Options	2001	2000	1999

Substitute TSC Options(1)
Expected volatility	—	—	49.7%-54.2%
Risk-free interest rates	—	—	4.6%-6.3%
Expected lives	—	—	4.5 years
Dividends	—	—	—

Weighted average grant date fair value	$—	$—	$50.80

eLoyalty Options
Expected volatility	50%	50%	50%
Risk-free interest rates	3.6%-5.0%	5.6%-6.8%	5.7%-6.3%
Expected lives	4.5 years	4.5 years	4.5 years
Dividends	—	—	—

Weighted average grant date fair value
Issued above market prices	$—	$126.20	—
Issued at market prices	$12.92	$53.10	$17.90
Issued below market prices	$—	$85.40	$86.20

(1)	eLoyalty stock options issued in connection with the spin-off in substitution of previously granted TSC options.

     Had compensation costs for eLoyalty’s stock option plans been determined using the fair value method under SFAS 123, eLoyalty’s net (loss) income available to common stockholders and earnings (loss) per share would have been reduced to the pro forma amounts indicated below:

	For the Years Ended

	December 29,	December 30,	December 31,
	2001	2000	1999

Net (loss) income available to common stockholders:
As reported	$(67,237)	$(424)	$4,058
Pro forma	$(73,628)	$(12,381)	$1,219
Basic net (loss) income per share:
As reported	$(13.42)	$(0.09)	$0.98
Pro forma	$(14.69)	$(2.57)	$0.29
Diluted net (loss) income per share:
As reported	$(13.42)	$(0.09)	$0.92
Pro forma	$(14.69)	$(2.57)	$0.28

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

Note Fourteen — Earnings Per Share

      The following table sets forth the computation of the income (loss) and shares used in the calculation of basic and diluted earnings per share:

	For the Years Ended December(1)(2)

	December 29,	December 30,	December 31,
	2001	2000	1999

Net (loss) income	$(63,661)	$(424)	$4,058
Series B preferred stock dividends and accretion	(3,576)	—	—

Net (loss) income available to common stockholders	$(67,237)	$(424)	$4,058

Weighted average shares outstanding (in thousands)	5,011	4,823	4,140
Common stock equivalents (in thousands)	146	549	280

Total weighted average shares and common stock equivalents	5,157	5,372	4,420

(1)	In December 2001, eLoyalty effected a one-for-ten reverse stock split. Share amounts presented for all prior periods reflect the effect of the reverse split.

(2)	In December 1999, eLoyalty issued approximately 4.1 million shares (post-split) to TSC. For periods prior to February 15, 2000 the weighted average shares outstanding is based on these 4.1 million shares.

Note Fifteen — Segment Information

      We operate in one business segment focused exclusively on providing customer relationship management (“CRM”) related consulting services. Beginning in 2001, as a result of organizational changes, we have two reportable geographic segments. Those segments are: North America and International. Our North American business includes our United States and Canadian operations. Our International business includes operations in Europe and Australia. The following table reflects revenues, operating results, and total assets by reportable segment for the years ended December 2001, 2000 and 1999.

	North
	America	International	Total

Revenues
2001	$120,429	$26,300	$146,729
2000	$208,222	$28,276	$236,498
1999	$136,241	$26,939	$163,180
Operating income (loss)
2001	$(64,658)	$(9,753)	$(74,411)
2000	$4,545	$(8,314)	$(3,769)
1999	$14,902	$(6,397)	$8,505
Total assets
2001	$110,780	$17,234	$128,014
2000	$153,835	$30,783	$184,618
1999	$67,644	$28,959	$96,603

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

		Other	Total
	United	North	North		United	Other	Total
	States	America	America	Germany	Kingdom	International	International	Total

Revenues
2001	$113,208	$7,221	$120,429	$12,844	$10,686	$2,770	$26,300	$146,729
2000	$198,478	$9,744	$208,222	$10,339	$10,703	$7,234	$28,276	$236,498
1999	$127,715	$8,526	$136,241	$9,474	$11,934	$5,531	$26,939	$163,180

      Total long-lived assets for our US operations are $19,055, $25,555, and $13,223 for the years ended December 29, 2001, December 30, 2000 and December 31, 1999, respectively. At December 29, 2001, 99% of our revenues related to services.

Note Sixteen — Leases

      eLoyalty leases various office facilities under operating leases expiring at various dates through September 30, 2007. Additionally, eLoyalty leases various property and office equipment under operating leases expiring at various dates. Rental expense for all operating leases approximated $8,111, $6,659, and $1,436 for the years ended December 29, 2001, December 30, 2000 and December 31, 1999, respectively.

      Future minimum rental commitments under noncancelable operating leases with terms in excess of one year are as follows:

Year	Amount

2002	$5,920
2003	4,560
2004	3,204
2005	1,910
2006	530
Thereafter	475

$16,599

      Minimum payments have not been reduced by minimum sublease rentals of $0.4 million, $0.3 million, $0.2 million and $0.2 million due in the future for years 2002, 2003, 2004, and 2005, respectively, under noncancelable subleases. Of the future minimum rental commitments, the Company has accrued as part of the severance and related costs as discussed in Note Three, $2.5 million, $1.3 million, $0.6 million, $0.5 million and $0.6 million for 2002, 2003, 2004, 2005, 2006 and thereafter, respectively.

Note Seventeen — Commitments and Contingencies

      eLoyalty has made a commitment to invest up to $14,700, through a related entity, in eLoyalty Ventures, L.L.C. (“eLoyalty Ventures”). eLoyalty Ventures is a $30,000 venture capital fund formed in 2000 by eLoyalty, together with entities associated with Bain Capital, Sutter Hill and TCV, to focus on investing in early-stage CRM technology companies. eLoyalty has not been requested to contribute any of its eLoyalty Ventures commitment and so remains subject to capital calls against that commitment on 10 business days’ prior written notice. While no formal action has been taken to suspend the fund’s activities, eLoyalty believes none of the members of eLoyalty Ventures would recommend investment activity at this time. eLoyalty further believes that the fund’s management is not actively engaging in evaluation of investment opportunities. Accordingly, eLoyalty does not expect any expenditures relating to this fund in 2002.

      eLoyalty, from time to time, has been subject to legal claims arising in connection with its business. While the results of these claims cannot be predicted with certainty, at December 29, 2001 there were no asserted claims against eLoyalty that, in the

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

opinion of management, if adversely decided, would have a material effect on eLoyalty’s financial position, results of operations, and cash flows.

Note Eighteen — Subsequent Events

      In early 2002, management presented the Board of Directors with a proposed compensation program (the “Program”) for eLoyalty’s Vice Presidents, including those who previously held the title of Senior Vice President. As part of the Program, each Vice President was assigned to one of five tiers and total target cash compensation (base salary and target bonus) for all Vice Presidents within each tier was made uniform. Among the goals of the Program was to more closely align the interests of these senior level employees with those of the Company’s stockholders. To this end, under the Program, a target equity ownership level in eLoyalty was set for each tier. The Program was approved by the Compensation Committee of the Board of Directors on February 25, 2002 and was ratified by the entire Board of Directors thereafter.

      On February 28, 2002, each US Vice President received a grant of restricted eLoyalty Common Stock in an amount such that, when combined with previous equity grants to such Vice President, the aggregate equity granted to such Vice President approximately equaled the target equity ownership level for the tier to which such Vice President was assigned. The restrictions will lapse on such stock in 20 equal quarterly installments, beginning on May 31, 2002. Non-US Vice Presidents received an installment stock award that provides for the issuance, in the aggregate, of the same number of shares of eLoyalty Common Stock as would have been issued to them as restricted stock, had they been US employees, in 20 equal quarterly installments, beginning on May 31, 2002. Approximately 890,000 shares of eLoyalty Common Stock, in the aggregate, either were granted as restricted stock or reserved for issuance under installment stock grants in connection with the Program. Substantially all of this stock came from the 1999 Plan and such stock constituted substantially all of the stock then available for issuance under the 1999 Plan. This issuance will result in an aggregate of $5,800 in non-cash compensation charges over the five year restriction lapsing and installment grant period.

      At eLoyalty’s 2002 Annual Meeting of Stockholders, to be held on May 16, 2002, the stockholders will be asked to approve a 500,000 share increase in the number of shares available for issuance under the 1999 Plan. This increase will permit equity grants to be made to eLoyalty’s President and Chief Executive Officer, the size and form of which grant has not yet been determined, and members of its Board of Directors, currently anticipated to be in the form of options to purchase 50,000 shares of Common Stock per director, with a reserve for grants to any additional directors added to the Board.

      eLoyalty also has elected to freeze its Employee Stock Purchase Plan immediately following the next quarterly purchase at the end of the first quarter 2002. See also Note Eleven.

Note Nineteen — Quarterly Data (Unaudited)

	1st		2nd		3rd		4th		Year

For the Year Ended December 2001
Revenues	$53,687		$38,267		$29,129		$25,646		$146,729
Operating loss	$(27,116	) (1)	$(22,097	) (2)	$(15,617	) (3)	$(9,581	) (4)	$(74,411)
Net loss available to common stockholders	$(16,477)		$(29,913)		$(9,983)		$(10,864	) (5)	$(67,237)
Basic net loss per share	$(3.30)		$(5.98)		$(1.99)		$(2.16)		$(13.42)
Diluted net loss per share(6)	$(3.30)		$(5.98)		$(1.99)		$(2.16)		$(13.42)
Shares used to calculate basic net loss per share (in millions)(7)	5.00		5.00		5.01		5.04		5.01
Shares used to calculate diluted net loss per share (in millions)(6)(7)	5.00		5.00		5.01		5.04		5.01

eLOYALTY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS — (Continued)

	1st	2nd	3rd	4th		Year

For the Year Ended December 2000
Revenues	$51,347	$56,964	$63,627	$64,560		$236,498
Operating loss	$(133)	$(2)	$(383)	$(3,251	) (8)	$(3,769)
Net income (loss) available to common stockholders	$156	$406	$348	$(1,334)		$(424)
Basic net income (loss) per share	$0.04	$0.08	$0.07	$(0.27)		$(0.09)
Diluted net income (loss) per share(6)	$0.03	$0.08	$0.06	$(0.27)		$(0.09)
Shares used to calculate basic net (loss) income per share (in millions)(7)	4.43	4.79	4.97	4.98		4.82
Shares used to calculate diluted net (loss) income per share (in millions)(6)(7)	4.99	5.31	5.44	4.98		4.82

(1)	Includes $11,475 costs relating to severance and related costs associated with cost reduction plans.

(2)	Includes $10,719 costs relating to severance and related costs associated with cost reduction plans.

(3)	Includes $7,100 costs relating to severance and related costs associated with cost reduction plans.

(4)	Includes $4,150 costs relating to severance and related costs associated with cost reduction plans.

(5)	The fourth quarter of 2001 includes a $3,576 charge for Series B preferred stock dividends and accretion.

(6)	In periods of a loss, common stock equivalents were not included in the calculation as they are antidilutive.

(7)	All share amounts presented give effect to the one-for-ten reverse stock split effected in December 2001.

(8)	The fourth quarter of 2000 includes a $2,800 incremental charge for uncollectable amounts due from clients.

Note Twenty — Goodwill

     The following is a reconciliation of the net (loss) income and the basic and diluted net (loss) income per common share between the amounts previously reported by eLoyalty and the as adjusted amounts reflecting the adoption of the nonamortization provisions of SFAS 142 as if the adoption had occurred at the beginning of the periods presented below (in thousands, except per share data).

	For the Years Ended December

	2001	2000	1999

Net (loss) income as reported	$(63,661)	$(424)	$4,058
Add back goodwill amortization, net of tax	3,186	3,431	3,373

Net (loss) income as adjusted	(60,475)	3,007	7,431
Series B preferred stock dividends and accretion	(3,576)	—	—

Net (loss) income available to common stockholders as adjusted	$(64,051)	$3,007	$7,431

Basic net (loss) income per common share as reported	$(13.42)	$(0.09)	$0.98
Add back goodwill amortization, net of tax	0.64	0.71	0.81

Basic net (loss) income per common share as adjusted	$(12.78)	$0.62	$1.79

Diluted net (loss) income per common share as reported	$(13.42)	$(0.09)	$0.92
Add back goodwill amortization, net of tax	0.64	0.65	0.76

Diluted net (loss) income per common share as adjusted	$(12.78)	$0.56	$1.68

     eLoyalty adopted SFAS No. 142 effective January 1, 2002. eLoyalty completed the transitional impairment test of goodwill as of January 1, 2002 and no impairment was noted.

eLOYALTY CORPORATION

SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS

(In thousands)

	Balance at			Balance at
Description of	Beginning			End of
Allowance and Reserves	of Period	Additions	Deductions	Period

Valuation allowances for uncollectible amounts:
Year ended December 29, 2001	$1,605	4,512	(3,717)	$2,400

Year ended December 30, 2000	$2,084	4,064	(4,543)	$1,605

Year ended December 31, 1999	$2,638	2,059	(2,613)	$2,084

Valuation allowances for deferred tax assets:
Year ended December 29, 2001	$—	14,080	—	$14,080

Year ended December 30, 2000	$—	—	—	$—

Year ended December 31, 1999	$—	—	—	$—